Calculation of Filing Fee Tables
F-3
CyberArk Software Ltd.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Ordinary shares, NIS 0.01 par value per share	Other	2,285,076	$ 294.10	$ 672,040,851.60	0.0001531	$ 102,889.45
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 672,040,851.60		$ 102,889.45
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 102,889.45
Offering Note
[1]	(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of share splits, share dividends or similar transactions. In addition, the ordinary shares being registered hereunder may be sold from time to time pursuant to this registration statement by the selling shareholders named herein. (b) Estimated solely for the purpose of computing the amount of the registration fee for the ordinary shares being registered in accordance with Rule 457(c) under the Securities Act based upon a proposed maximum aggregate offering price per share of $294.10 per ordinary share, the average of the high ($296.89) and low ($291.31) prices of the ordinary shares of the registrant as reported on the Nasdaq Global Select Market on October 15, 2024, which date is within five business days of the filing of this registration statement.